CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY TO EXPLORE INTERNATIONAL OPPORTUNITIES AT INAUGURAL INDUSTRY CONFERENCE IN CHICAGO

Jinan Yinquan Technology Co., Ltd.  To Present at NXTcomm – First Ever Joint Effort of the Telecommunications Industry Association and the United States Telecom Association

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HENDERSON, NV, January 25, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today announced it will present at the inaugural NXTcomm scheduled for June in Chicago.  This is the first ever joint effort of the Telecommunications Industry Association (TIA) and the United States Telecommunications Industry Association (USTelecom).  The two associations have joined together to create what the two organizations describe as “a single, much-needed industry venue that will serve as a gathering for where information technology and entertainment meet.” The new event combines and replaces Globalcomm and TelecomNEXT.

Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. said the Company’s participation in the event will be multi-fold.

“We believe it is extremely important that Jinan Yinquan be an active participant and contributor in all major industry related forums,” said Kunwu.  “Additionally, we want to explore potential international opportunities for our proprietary NP Soft Switch IP telephone system.”

Kunwu stressed that while the primary focus of Jinan Yinquan’s growth strategy is confined to the Peoples Republic of China there may be potential licensing or joint-venture opportunities available to the Company in other parts of the world.

The NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

“While our technology fits with virtually any type of economy, it represents an inexpensive method to introduce highly economical long-distance calling to emerging nations who do not have the resources required to build a hard wired infrastructure,” added Kunwu.  “We’re very interested in seeing where our system fits in the overall VoIP universe.”

The Company also recently announced it will present at the annual China VoIP Conference and Expo.  The prestigious industry event will take place May 23 & 24 in Beijing.  Kunwu is scheduled to address the telecommunications summit.

To be held in Chicago’s world famous McCormick Place, NXTcomm will showcase the leading telecommunications companies in the new converged ICT industry that are merging communications and entertainment via innovations fueled by broadband development.

Jinan Yinquan currently services three provinces and 19 cities with Shandong Province its primary base of operations.  Short- and long-term plans call for the expansion throughout China.

The company works in concert with China Tie Tong, one of the six largest basic telecom operators in China with 31 provincial branches and 316 municipal branches, employ’s approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 135 million to 164 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that while our technology fits with virtually any type of economy, it represents an inexpensive method to introduce highly economical long-distance calling to emerging nations who do not have the recourses required to build a hard wired infrastructure; and the NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business and the Company’s 10-QSB filed on December 15, 2006 for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com